EXHIBIT 10.23

Compensatory Arrangements with Executive Officers

Base Salary

The current annual base salaries of each of the executive officers of PLC Systems Inc. (the “Company”) are as follows:

Mark R. Tauscher, President, Chief Executive Officer and Director	$286,841

James G. Thomasch, Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer	$180,081

Dr. Robert I. Rudko, Chief Scientist	$198,275

Michael F. Adams, Vice President of New Ventures	$169,744

Kenneth J. Luppi, Vice President of Operations	$147,583

Cash Bonus Compensation

On February 1, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company adopted bonus arrangements for its executive officers for 2006. Messrs. Tauscher, Thomasch, Adams,  Luppi  and Rudko will receive a bonus based 25% on the financial performance of the Company’s business and 75% on the attainment of defined program milestones during the fiscal year ending December 31, 2006. The target bonus payment for Mr. Tauscher is 50% of his base salary, for Mr. Thomasch 40% of his base salary, and for Messrs. Adams, Luppi and Rudko is 30% of each of their respective base salaries. The target bonus payments may be adjusted downwards if the financial performance of the Company’s business does not meet the targets or the Company does not attain the defined program milestones.

Other Compensation

Mr. Tauscher and Mr. Thomasch each currently receive an annual car allowance of $12,000. Mr. Adams, Mr. Luppi and Dr. Rudko each currently receive an annual car allowance of $6,000.

The Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under the Company’s 2005 Stock Incentive Plan.